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                                                              Exhibit 3.44

                            LIMITED LIABILITY COMPANY

                              AMENDED AND RESTATED

                               OPERATING AGREEMENT

                                       OF

                           EAGLEPICHER PHARMACEUTICAL
                                  SERVICES, LLC


      THE INTEREST REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY APPLICABLE STATE LAW. THE INTEREST HAS BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHTECATED IN THE ABSENCE OF (i) AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (ii) AN OPINION OF COUNSEL SATISFACTORY TO EAGLEPICHER PHARMACEUTICAL SERVICES, LLC TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT AND SUCH LAWS.

      THE INTEREST REPRESENTED HEREBY IS SUBJECT TO THE TERMS OF THIS OPERATING AGREEMENT.
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                              AMENDED AND RESTATED
                               OPERATING AGREEMENT

                                       OF

                    EAGLEPICHER PHARMACEUTICAL SERVICES, LLC

      THIS AMENDED AND RESTATED OPERATING AGREEMENT (the "Agreement") is made by the written declaration of EAGLEPICHER TECHNOLOGIES, LLC (the "Member"), the sole member of EAGLEPICHER PHARMACEUTICAL SERVICES, LLC, a Delaware limited liability company (the "Company"), and is effective on the date of this Agreement.

                                   ARTICLE 1

                                NAME AND PURPOSES

      SECTION 1.1 FORMATION. The Member has caused the Company to be organized as a Delaware limited liability company under the name ChemSyn, LLC by delivering a Certificate of Formation to the Delaware Secretary of State on October 8, 2002. The Member filed a Certificate of Amendment to its Certificate of Formation changing its name to EaglePicher Pharmaceutical Services, LLC with the Delaware Secretary of State on March 4, 2003.

      SECTION 1.2 NAME AND OFFICE. The name of the Company is EaglePicher Pharmaceutical Services, LLC. The original principal office of the Company shall be located at 13605 W. 96th Terrace, Lenexa, Kansas 66215-1297, or such other place as the Member may from time to time determine.

      SECTION 1.3 PURPOSE. The Company may engage in any lawful act or activity for which a limited liability company may be formed under the Act.

      SECTION 1.4 TERM. The duration of the Company shall be perpetual.

      SECTION 1.5 AGENT. The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, shall be the original statutory agent of the Company upon whom any process, notice or demand may be served.

      SECTION 1.6 DEFINITIONS. Attached to this Agreement is Exhibit A, which defines certain terms used in this Agreement and which is incorporated by reference into this Agreement.

      SECTION 1.7 SINGLE MEMBER LIMITED LIABILITY COMPANY; FEDERAL INCOME LAX STATUS. Upon the execution of this Agreement, the Company has only one Member. For federal income tax purposes under the Code: (a) the Company shall be disregarded as an entity separate from its owner while the Company has only one Member; or (b) treated a partnership if the Company has two or more Members. At such time as the Company has two or more Members, this Agreement shall be amended to include such provisions as the Members deem necessary to: (a) allocate rights and obligations between or among the Members; and (b) properly allocate,


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profits, losses and other tax attributes in a manner consistent with the requirements of the Code and any regulations promulgated under the Code.

                                   ARTICLE 2

                         CAPITAL CONTRIBUTIONS AND UNITS

      SECTION 2.1 CAPITAL CONTRIBUTIONS.

            (A) INITIAL CONTRIBUTION. The Member has made, or will make within ten (10) days of the date of this Agreement, an initial Capital Contribution to the Company of the property described in Exhibit B attached hereto and which is incorporated herein by reference.

            (B) ADDITIONAL CONTRIBUTIONS.

                  (1) The Member shall not be required to make additional Capital Contributions, but may do so at his sole option.

                  (2) In the event that additional funds in excess of loan proceeds and the amounts theretofore contributed by the Member are required by the Company, the Member may make additional Capital Contributions or attempt to acquire the additional funds through any other method determined by the Member to be prudent in the circumstances. In this regard, the Member may cause the Company to: (i) attempt to borrow funds; (ii) sell authorized but unissued Units to Persons who are not Members prior to such sale of Units, upon such terms and conditions as shall be determined by the Member, in his sole discretion; or (iii) take other action to generate additional funds.

            (C) The Member will, at the Company's reasonable request from time to time and without further consideration, execute arid deliver or cause to he executed and delivered to the Company such other instruments of sale, transfer, conveyance, assignment and confirmation (including, without limitation, additional assignments suitable for recording with any applicable governmental agency) and take such other action as the Company may reasonably request so as to fully, effectively and completely sell, assign, transfer to and vest in the Company title to and possession of the property contributed to the Company described in Exhibit B attached hereto.

      SECTION 2.2 UNITS.

               (A) ORIGINAL ISSUANCE. There shall be issued to the Member one hundred (100) Units.

               (B) ADDITIONAL UNITS.

                  (1) If there is more than one Member and one or more Members makes an additional Capital Contribution, the Company shall issue additional Units to such Members in return for such additional Capital Contribution. The number of additional Units to be issued shall be determined by dividing (i) the


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         dollar amount of the Capital Contribution, by (ii) the per Unit value as of the date of the such contribution, as established for such transaction(s) by the Member.

                  (2) If the Company elects to raise additional funds by selling authorized but unissued Units to Persons who are not Members prior to such sale of Units, there shall be issued to such Persons in return for their Capital Contributions such number of Units as may be determined by the Member.

               (C) NUMBER OF UNITS. The Company is authorized to issue up to five hundred (500) Units. The Member may increase tile number of authorized Units.

                                   ARTICLE 3

                      RIGHTS AND OBLIGATIONS OF THE MEMBER

      SECTION 3.1 LIMITATION OF LIABILITY. Except as otherwise required by law, the Member shall not be liable beyond the Member's Capital Contributions for any debts, losses or any liability of the Company or of its employees or agents.

      SECTION 3.2 COMPANY BOOKS. The Company shall maintain and preserve, during the term of the Company, and for five (5) years thereafter, all accounts, books, and other relevant Company documents, including those documents required to be maintained by the Act. Upon reasonable request, the Member shall have the right, during ordinary business hours, to inspect and copy Company documents at his expense.

      SECTION 3.3 ASSIGNMENT. Except for limitations on transfer imposed by federal and state securities laws, the Member may assign, pledge or otherwise transfer his Units to any Person upon such terms and conditions as he, in his sole discretion, may determine.

      SECTION 3.4 MEMBER HAS NO EXCLUSIVE DUTY TO THE COMPANY. The Member may have other business interests and may engage in other activities in addition to those relating to the Company. The Company (and if there is more than one Member, the other Members) shall not have any right, by virtue of this Agreement, to share in such other investments or activities of the Member or to the income or proceeds derived therefrom. The Member shall incur no liability to the Company as a result of engaging in any other business or venture.

                                    ARTICLE 4

                              ACTIONS OF THE MEMBER

      Any action that may be authorized or taken at a meeting of members of a limited liability company organized under the Act may be authorized or taken without a meeting with the affirmative vote or approval of, and in a writing or writings signed by, the Member, which writing or writings shall be filed with or entered upon the records of the Company.

                                   ARTICLE 5

                              MANAGEMENT BY MEMBER


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      The Member has the power and authority to cause the Company to conduct its business in the ordinary course and to bind the Company in the ordinary coarse of its business, including, without limitation, the following:

                  (a) approve the acquisition, disposition, purchase, sale, exchange, or liquidation, in whole or in part, of the business, assets, or property of the Company;

                  (b) authorize the making, modification, amendment, or termination of any agreement with the Member(s) or an affiliate of the Member(s);

                  (c) authorize any distribution to the Member(s);

                  (d) change the fiscal year of the Company or make or modify any tax elections as the Member believes to be in the best interests of the Company and the Member(s);

                  (e) approve any change of the location of the headquarters of the Company;

                  (1) open, conduct, and close checking, savings, custodial, and other accounts on behalf of the Company in such banks or other financial institutions as the Member may select from time to time;

                  (g) negotiate, enter into, execute, and exercise the Company's rights under any and all contracts necessary, desirable, or convenient with respect to the business and affairs of the Company;

                  (b) execute any notifications, statements, reports, returns, registrations, or other filings that are necessary or desirable to he filed with any local, state, or Federal agency, commission, or authority, including, without limitation, any registration of securities with any state or Federal securities Commission, and appear before such agency, commission, or authority on behalf of the Company;

                  (i) purchase or bear the cost of any insurance covering the potential liabilities of the Company, Member, any Officer or employee of the Company, and any other Person acting on behalf of the Company;

                  (j) commence, defend, or settle litigation pertaining to the Company, its business or assets;

                  (k) employ accountants, attorneys, contractors, brokers, investment managers, engineers, consultants or other persons, firms, corporations, or entities on such terms and for such compensation as it determines is proper, including, without limitation, persons and entities who may be the Member(s) or affiliates, or who perform services for, or have business, financial, family, or other relationships with, the Member(s), or any officer or employee; and


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                  (1) enter into, make, and perform such contracts, agreements, and other undertakings, to execute, acknowledge, and deliver such instruments, and to do such other acts, as it may deem necessary or advisable for, or as may be incidental to, the conduct of the business contemplated by this Article 5, including, without limitation, contracts, agreements, undertakings, and transactions with the Member(s) or with any other person, firm, or corporation which is an affiliate or which performs services for or has any business, financial, family, or other relationship with the Member(s).

                                   ARTICLE 6

                                    OFFICERS

      SECTION 6.1 GENERAL. The Member may, in its discretion, elect such officers and assistant officers as the Member may from time to time determine. The officers shall perform such duties as determined by the Member. The Member may, in its discretion, choose not to elect officers of the Company.

      SECTION 6.2 ELECTION AND TERM OF OFFICE. The officers of the Company, if any, shall be elected at such frequency as determined by the Member, and each officer shall hold office until his or her successor shall have been duly elected and shall have qualified or until his or her death or until such officer shall resign or shall have been removed from office in the manner hereinafter provided.

      SECTION 6.3 REMOVAL. Any officer may be removed by the Member at any time, with or without cause, but such removal shall he without prejudice to the contract rights, if any, of the Person so removed. Election or appointment of an officer shall not of itself create contractual rights.

                                    ARTICLE 7

                                 INDEMNIFICATION

      The Company shall indemnify the Member to the full extent permitted under the Act. The Company may, to such extent and in such manner as determined by the Member, but in no extent greater than is permitted under the Act, indemnify its employees and other agents permitted to be indemnified by the Act.

                                   ARTICLE 8

                           TERMINATION OF THE COMPANY

      SECTION 8.1 CEASING TO BE MEMBER. A Member shall cease to be a Member only: (a) upon the voluntary transfer or assignment of all of such Member's Interest in the Company; or (b) to the extent that a written limited liability company agreement cannot provide otherwise, an event which, under the Act, terminates the continued membership of a member of a Delaware limited liability company.


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      SECTION 8.2 EVENTS CAUSING DISSOLUTION. Tile Company shall dissolve, wind up and terminate only upon: (a) the written consent of tile Member, (b) as long as the Company has only one Member, the withdrawal of that Member, or (c) any other occurrence which, under the Act, causes the dissolution of a Delaware limited liability company and which cannot be superseded by a written operating agreement. As long as the Company has one Member, the withdrawal of a Member shall not cause a dissolution of the Company, and after such a withdrawal, the remaining Member(s) may continue to operate the business of the Company.

      SECTION 8.3 PROCEDURE ON DISSOLUTION. Upon dissolution of the Company under Section 8.2, the Member or its designee shall proceed to liquidate and wind up the business of the Company. Upon the winding up of the Company, the business of the Company may be continued in order to maximize the Company's value as a going concern for eventual sale. The Company, in lieu of selling all or any of the Company assets, may convey the assets in kind to the Member. The Company assets and the proceeds of any liquidation sale shall be applied and distributed at the closing of any sale in the following order of priority:

               (A) to the payment of all debts and liabilities of the Company and all expenses of liquidation;

               (B) to the setting up of such reserves as the Member may deem necessary for any contingent liabilities of the Company. Any reserves shall be deposited with an escrow agent, to be applied to the discharge of any contingent liabilities, and, at the expiration of whatever period the Member may deem advisable, the balance shall be distributed as provided in clause (c) below; and

               (C) the balance, if any, shall be distributed to the Member.

                                   ARTICLE 9

                                 FISCAL MATTERS

      SECTION 9.1 BOOKS AND RECORDS. The Member shall maintain full and accurate books of the Company at the Company's principal place of business, showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company's business and affairs. The books of the Company shall be kept on either a cash or an accrual basis as determined by the Member. The Member and his duly authorized representatives shall at all times during regular business hours have access to and may inspect and copy any of such books and records.

      SECTION 9.2 COMPANY YEAR. The annual accounting period of the Company shall end on December 31.

      SECTION 9.3 COMPANY BANK ACCOUNTS. The Member shall receive all moneys of the Company and shall deposit the same in one or more banking accounts. All expenditures by the Member shall be made by checks drawn against the Company accounts. Withdrawals from Company accounts shall be made upon the signature of such Persons as the Member determines is in the best interest of the Company.


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      SECTION 9.4 ACCOUNTING DECISIONS. All decisions as to accounting matters, except as specifically provided to the contrary herein, shall be made by the Member.

                                   ARTICLE 10

                              MEMBER REPRESENTATION

      SECTION 10.1 REPRESENTATIONS AND WARRANTIES OF MEMBER. In connection with the Member's acquisition of an interest in the Company, the Member represents, warrants and covenants as follows:

               (A) the Units were not offered or sold to the Member by means of any form of general solicitation, or general advertising, or publicly disseminated advertisements or sales literature, and the Member is not aware of any offers or sales made to other persons by such means;

               (B) the Units of the Company being acquired by the Member are being acquired by the Member, only for investment, and not with a view to a distribution or subsequent offering of such Units;

               (C) the offering of the Units has not been registered with any federal or state agency partially in reliance upon these representations:

               (D) the Units purchased hereunder were issued in a transaction believed to be exempt from the registration provisions of the Securities Act of 1933, as amended, (the "Securities Act"), pursuant to Section 3(b) and or 4(2) thereof and/or Regulation D promulgated thereunder, and in a transaction believed to be exempt from the registration and/or qualification provisions of the securities laws of the states in which they were sold;

               (E) there is no public market for the Units and the Member must bear the risk of an investment in the Units indefinitely;

               (F) the Units cannot be resold or otherwise disposed of and must be held indefinitely unless they are subsequently registered under the Securities Act and appropriate state securities laws or unless an exemption from registration is available, and the Company is and will be under no obligation to register any sale or other transfer of the Units or to comply with any exemption available for resale of the Units: and

               (G) the Member has been involved in the organization of the Company.

                                   ARTICLE 11

                               GENERAL PROVISIONS

      SECTION 11.1 NOTICES. Except as otherwise provided in this Agreement, any and all notices, consents, waivers, requests, votes or other instruments or communications provided for under this Agreement shall be in writing, signed by the party giving the same and shall be


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deemed properly given only if hand delivered or sent by overnight courier or registered or certified United States mail, postage prepaid, addressed: (a) in the case of the Company, to the Company, at the principal office of the Company,
(b) in the case of the Member to the Member at his, her or its address set forth in the records of the Company. The Member may, by notice to the Company, specify any other address for the receipt of such instruments or communications.

      SECTION 11.2 APPLICABLE LAW. This Agreement and the rights of the Member shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

      SECTION 11.3 SEPARABILITY. In case any one or more of the provisions contained in this Agreement or any application thereof shall be contrary to a provision of the Act which cannot be altered by a written operating agreement, or otherwise be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired thereby.

      SECTION 11.4 BINDING EFFECT. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon, and inure to the benefit of the Member and his respective heirs, executors, administrators, successors and permitted assigns.

      SECTION 11.5 AUTHORITY TO AMEND. Amendments to this Agreement shall require the written approval of tile Member.

      IN WITNESS WHEREOF, the Member has signed this Agreement as of March 4, 2003.

                                     MEMBER:

                                     EAGLE-PICHER TECHNOLOGIES, LLC

                                     By: /s/ Craig N. Kitchen
                                         ---------------------------------------



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                                    EXHIBIT A

                                  DEFINED TERMS

      Capitalized words and phrases used in this Agreement have the following meanings:

      1. "Act" means the Delaware Limited Liability Company Act as amended from time to time (or any corresponding provisions of succeeding law).

      2. "Agreement" or "Operating Agreement" or "Limited Liability Company Agreement" means this Limited Liability Company Operating Agreement as amended from time to time.

      I "Capital Contribution" means, with respect to the Member, the amount of money and the value of any property (other than money) contributed to the Company by the Member, as determined by the Company.

      4. "Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

      5. "Company" means EaglePicher Pharmaceutical Services, LLC and the limited liability company continuing the business of this Company in the event of dissolution as herein provided.

      6. "Member(s)" means Eagle-Picher Technologies, LLC or its assignee or transferee.

      7. "Person" means any individual, partnership, corporation, trust, limited liability company or other entity.

      8. "Unit(s)" means one or more of the units issued to a Member representing an interest in the Company as described in this Agreement.
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                                    EXHIBIT B

                              CAPITAL CONTRIBUTIONS

      All of the assets, properties and rights (real, personal and mixed, tangible and intangible) of the ChemSyn, LLC division of Eagle-Picher Technologies, LLC as of November 30, 2002.